                                                                October 31, 1998


Mr. Alan Feller
50 Frost Avenue
East Brunswick, NJ 08816

     Re:  Letter Agreement and Release

Dear Alan:

          This letter will confirm the agreement between you and G-III Apparel Group, Ltd. (the "Company") regarding the ending of your employment at the Company effective October 31,1998.

          Effective October 31, 1998 you are resigning as an officer of the Company and each of its subsidiaries and affiliates. In addition, your employment will cease at that time. You will be paid salary through the termination date, and will receive unused vacation pay.

          In accordance with the terms of paragraph three of the letter agreement, dated December 1,1989, between the Company and you and your discussions with the Company, the Company will pay you at the rate of $230,000 per year, less required deductions, for a period of up to one year commencing with your termination date. Payments will be made in equal amounts on the usual pay days of the Company.

          In return for your full and complete release of all claims, which is set forth below, the Company agrees to retain you as a consultant for a period (the "Consulting Period") of one year from your termination date. As compensation for your consulting services, the Company agrees to continue your medical coverage and participation in the Company's 401K Plan during the Consulting Period on the same basis as if you were a full time employee. In your role as a consultant, the Company may call you from time to time with respect to various aspects of the Company's affairs with which you have had prior involvement. During the Consulting Period you will be deemed to be providing services for all purposes under your existing stock option agreements.

OCTOBER 31, 1998
Page 2


          By entering into this Agreement, you waive any claim to reinstatement and/or future employment with the Company or any present or future affiliate or subsidiary.

          In consideration of the benefits offered above, you hereby agree to release and discharge the Company, its subsidiaries and affiliated entities, and its or their officers, directors, employees, and agents (collectively, the "Released Parties") from any and all claims, causes of action and demands of any kind, arising at law or in equity, whether known or unknown, which you have, ever have had, and ever in the future may have, against any of them, arising up to and including the date you sign this Agreement, including, but not limited to, claims arising out of your employment relationship with the Company or the termination thereof under any contract, tort, federal, state or local fair employment practices or civil rights law including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Employee Retirement Income Security Act of 1974, the New York Human Rights Law, the New York City Human Rights Law, or any claim for physical or emotional distress or injuries, or any other duty or obligation of any kind or description. This release shall apply to all known, unknown, unsuspected and unanticipated claims, liens, injuries and damages including, but not limited to, claims of employment discrimination, indemnity or discharge, or claims sounding in tort or in contract, express or implied as of the date of the execution of this Agreement. Except to enforce the provisions of this Letter Agreement and Release, you agree not to initiate any legal action, charge or complaint against any of the Released Parties in any forum whatsoever to the extent that such legal action, charge or complaint would relate to the matters covered or contemplated by this Agreement or which is based on events which took place prior to the date of execution hereof or claims existing as of the date of execution hereof. In the event any such actions, charges or complaints are asserted in the future by or on behalf of you, a breach of this Agreement shall be deemed to have occurred, entitling the Company, in addition to any other remedies available at law or in equity, to return of all consideration paid pursuant to this Agreement, and the attorneys fees incurred by the Released Parties in defending such action, charge or complaint. This Release shall not affect your rights or obligations under the terms of any pension plan in which you have an interest with the Company.

          Except as set forth in this Agreement, you acknowledge that upon signing this Agreement all past, present or future obligations of the Company, with respect to your compensation, bonuses, vacation, leave and other benefits have been totally satisfied and fulfilled, and that the benefits received under this Agreement exceed all such obligations.

          You agree that you will not disparage or criticize the Company, its affiliates or its or their officers, directors, members and employees.

OCTOBER 31, 1998
Page 3

          You hereby acknowledge that you have been provided an opportunity to consult with an attorney or other advisor of your choice regarding the terms of this Agreement, that you have been given 21 days in which to consider whether you wish to enter into this Agreement, and that you have elected to enter into this Agreement knowingly and voluntarily. You further acknowledge that you may revoke your assent to this Agreement within seven (7) days of its execution by you. If you wish to revoke your agreement, your written notice of revocation must be received within the seven (7) day revocation period by the Company, attention Mr. Wayne S. Miller, at its address. The payments to be provided hereunder will not be made until after the expiration of the revocation period.

          This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to its conflicts of law provisions. This Agreement may not be changed except by a writing signed by the parties hereto.

          Notwithstanding any other provision contained herein, the obligation assumed by the Company under this Agreement shall be conditioned upon its receipt of an executed duplicate original of this Letter Agreement and complete adherence to its terms by you.

          If you agree to the foregoing terms, please sign and return to us the enclosed copy of this letter, which will then be a binding Agreement between us.

                                   Very truly yours,

                                   G-III Apparel Group, Ltd.



                                         By: /s/ Wayne S. Miller
                                             -------------------
                                             Chief Financial Officer

Agreed to November 7, 1998


/s/ Alan Feller